As filed with the Securities and Exchange Commission on July 14, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________

IHS MARKIT LTD.

(Exact Name of Registrant as specified in its charter)

Bermuda		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
4th Floor, Ropemaker Place, 25 Ropemaker Street London, England EC2Y 9LY +44 20 7260 2000
(Address including zip code of Principal Executive Offices)
_________________________
AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
_________________________
Sari Granat Executive Vice President and General Counsel c/o Markit North America, Inc. 620 Eighth Avenue, 35th Floor New York, NY 10018 (212) 931-4900
_________________________
(Name, address and telephone number, including area code, of agent for service)
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common Shares, par value $0.01 per share	14,695,740	$34.64	$509,060,434	$6,978.77
(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers the issuance of 14,695,740 common shares (par value $0.01 per share (“Common Shares”)) of IHS Markit Ltd. (the “Registrant”) (as has been adjusted to reflect the exchange ratio in the Merger (as defined in the Explanatory Statement below) of 3.5566 fully paid and nonassessable Common Shares for each share of common stock of IHS Inc. outstanding at the effective time of the Merger) issuable pursuant to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Legacy IHS Plan”) and registered by IHS Inc. prior to the Merger on three Registration Statements on Form S-8 (File Nos. 333-185553, 333-151082 and 333-129751), filed with the SEC on December 19, 2012, May 21, 2008 and November 16, 2005, respectively. The Legacy IHS Plan was assumed by the Registrant in connection with the merger completed by IHS Inc., Markit Ltd. and Marvel Merger Sub, Inc. on July 12, 2016, pursuant to the Agreement and Plan of Merger among such parties dated as of March 20, 2016, as described under Explanatory Statement below. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Legacy IHS Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of computing the registration fee, based on the average of high and low sales prices reported for the Common Shares on the NASDAQ on July 13, 2016.

(3)	Rounded up to the nearest penny.

(4)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement of $51,262.39 by $44,283.62 previously paid in connection with the registration of shares of common stock of IHS Inc. under the Legacy IHS Plan on Form S-8 (File No. 333-185553) filed with the SEC by IHS Inc. on December 19, 2012.

EXPLANATORY STATEMENT

On July 12, 2016, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”) by and among Markit Ltd. (“Markit”), IHS Inc. (“IHS”), and Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit (“Merger Sub”), Merger Sub merged with and into IHS, with IHS surviving such merger as an indirect and wholly owned subsidiary of Markit (the “Merger”). Markit, as the combined group holding company, was renamed IHS Markit Ltd. (“IHS Markit” or the “Registrant”). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the common stock of IHS, par value $0.01 per share, was converted into the right to receive 3.5566 fully paid and nonassessable common shares of IHS Markit, par value $0.01 per share (“IHS Markit Shares”), together with cash in lieu of fractional IHS Markit Shares. In addition, at the Effective Time, each equity award of IHS outstanding immediately prior to the Effective Time was converted into equity awards of IHS Markit in accordance with the Merger Agreement. This Registration Statement on Form S-8 is filed by the Registrant for the purpose of registering 14,695,740 Common Shares issuable pursuant to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Legacy IHS Plan”) assumed by the Registrant in connection with the completion of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to the participants in the Legacy IHS Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Merger is being accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Generally accepted accounting principles in the United States require that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. IHS is being treated as the acquiring entity for accounting purposes, even though Markit is the legal acquirer. Accordingly, the historical financial statements of IHS incorporated by reference into this Registration Statement are the historical financial statements of IHS Markit.

The following documents, as filed by the Registrant (File No. 001-36495) or IHS (File No. 001-32511) with the SEC, are incorporated herein by reference:

(a)	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, on June 8, 2016, relating to the registration statement on Form F-4, as amended (File No. 333- 211252), which incorporates by reference the audited financial statements of IHS as of November 30, 2015 and the audited financial statements of Markit as of December 31, 2015, in each case the latest fiscal year for which such statements have been filed, and the pro forma financial information as of February 29, 2016 and for the three months ended February 29, 2016 and the fiscal year ended November 30, 2015, including all other material incorporated by reference therein;

(b)	IHS’s Proxy Statement on Schedule 14A filed on February 24, 2016, its Quarterly Reports on Form 10-Q filed with the SEC on March 21, 2016 and June 28, 2016, and its Current Reports on Form 8-K filed with the SEC on February 11, 2016, March 21, 2016 (second and third Current Reports on such day), April 5, 2016, April 11, 2016, July 11, 2016 and July 13, 2016 (two Current Reports on such day);

(c)	The Registrant’s Current Reports on Form 6-K or Form 8-K furnished or filed with the SEC on March 21, 2016 (second Current Report on such day), March 28, 2016, April 5, 2016, April 28, 2016, May 6, 2016, May 10, 2016 (second Current Report on such day and Exhibits 99.1, 99.2 and 99.4 to the first Current Report on such day), June 30, 2016, July 11, 2016 and July 13, 2016 (first Current Report on such day, other than information furnished pursuant to Item 7.01 of such Current Report and Exhibits 99.1 and 99.2 thereto); and

(d)	The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A filed with the Commission on June 13, 2014 (File No. 333-196877), including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the Common Shares registered hereby have been passed on by Conyers Dill & Pearman Limited.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Registrant shall advance funds to its officers and directors for expenses incurred in their defense on condition to repay the funds if any allegation of fraud or dishonesty is proved. The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Memorandum of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to Markit Ltd.’s Registration Statement on Form F-1 (Registration No. 333-198711), as amended, as filed on June 3, 2014)
4.2	Amended and Restated Bye-Laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K as filed on July 12, 2016)
5	Opinion of Conyers Dill & Pearman Limited (filed herewith)
23.1	Consent of Ernst & Young LLP relating to IHS’s financial statements (filed herewith)
23.2	Consent of PricewaterhouseCoopers LLP relating to the Registrant’s financial statements (filed herewith)
23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)
24	Powers of Attorney (included in the signature pages hereto)
99.1	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Legacy IHS Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 14th day of July, 2016.

IHS Markit Ltd.

By:	/s/ Sari Granat
Name:	Sari Granat
Title:	Executive Vice President and General Counsel

National Corporate Research, Ltd., as Authorized Representative in the United States

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of National Corporate Research, Ltd.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerre Stead, Todd Hyatt and Sari Granat as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerre L. Stead	Chairman and Chief Executive Officer (Principal Executive Officer)	July 14, 2016
Jerre L. Stead
/s/ Todd Hyatt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 14, 2016
Todd Hyatt
/s/ Heather Matzke-Hamlin	Chief Accounting Officer (Principal Accounting Officer)	July 14, 2016
Heather Matzke-Hamlin

/s/ Dinyar S. Devitre	Director	July 14, 2016
Dinyar S. Devitre

/s/ Ruann F. Ernst	Director	July 14, 2016
Ruann F. Ernst

/s/ William E. Ford	Director	July 14, 2016
William E. Ford

/s/ Balakrishnan S. Iyer	Director	July 14, 2016
Balakrishnan S. Iyer

/s/ Robert P. Kelly	Director	July 14, 2016
Robert P. Kelly

/s/ Deborah Doyle McWhinney	Director	July 14, 2016
Deborah Doyle McWhinney

/s/ Jean-Paul Montupet	Director	July 14, 2016
Jean-Paul Montupet

/s/ Richard Roedel	Director	July 14, 2016
Richard Roedel

/s/ James A. Rosenthal	Director	July 14, 2016
James A. Rosenthal

/s/ Lance Uggla	Director	July 14, 2016
Lance Uggla

EXHIBIT INDEX

Exhibit Number
4.1	Memorandum of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to Markit Ltd.’s Registration Statement on Form F-1 (Registration No. 333-198711), as amended, as filed on June 3, 2014)
4.2	Amended and Restated Bye-Laws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K as filed on July 12, 2016)
5	Opinion of Conyers Dill & Pearman Limited (filed herewith)
23.1	Consent of Ernst & Young LLP relating to IHS’s financial statements (filed herewith)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)
23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)
24	Powers of Attorney (included in the signature pages hereto)
99.1	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (filed herewith)